July 13,2006



Mr. Kevin Kreisler:
tds (Telemedicine), Inc.
One Penn Plaza, Suite 1612
New York, NY 10119

Dear Mr. Kreisler:

This  is  to  confirm   that  the   client-auditor   relationship   between  tds
(Telemedicine), Inc. and Weaver and Tidwell,L.L.P. has ceased.

Yours truly,



WEAVER AND TIDWELL, L.L.P.


TDL/PLH

CC:  Office of the Chief Accountant
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, DC 20549